EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

INVESTOR CONTACT:
Steven M. Goldschein
516-608-7000

PORT WASHINGTON, NY, February 21, 2005 - Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, announced today that it will restate its financial statements for each of the first three quarters of 2004 and the year ended December 31, 2003, following the discovery of certain errors in accounting for inventory at its United Kingdom subsidiary. Investors are cautioned not to rely on the Company's historical financial statements for the aforementioned periods.

The Company is in the process of completing its review of the periods in question. Once this review is complete, the Company will restate its historical results for these periods. The Company expects to complete its review of this matter prior to issuing its earnings release for the quarter and fiscal year ended December 31, 2004. It is presently anticipated that net income for the full year of 2003 (previously reported as $5.6 million) will be reduced by approximately $2.1 million to $2.5 million and net income for the nine months of 2004 (previously reported as $5.8 million) will be reduced by approximately $1.3 million to $1.6 million as a result of the correction of these errors. The restatement will result in reducing previously reported diluted earnings per share by $.06 to $.07 for the year ended December 31, 2003 (previously reported as $.16) and by $.04 to $.05 for the nine months ended September 30, 2004 (previously reported as $.16). The Company currently anticipates that it will be able to file its Form 10-K/A for 2003, amended Form 10-Q’s for the first three quarters of 2004 and Form 10-K for 2004 by March 31, 2005.

Although the Company is not currently required to comply with Section 404 of the Sarbanes-Oxley Act, management has determined that the internal control deficiencies which gave rise to this planned restatement represent a material weakness, as defined by the PCAOB’s Auditing Standard No. 2. The Company is devoting appropriate resources to reviewing its internal controls over the financial reporting of inventory and has begun the process of making appropriate improvements. The Company believes that such improvements should prevent this type of error from occurring in the future. Systemax has recently changed the senior management of its UK subsidiary and has placed overall direction and management of its UK business under the control of TigerDirect, its US based computer marketing operation.

Systemax Inc. (www.systemax.com) utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.